Exhibit 4.7

Dated 31 October 2001

AVIVA plc

TRUST DEED AND RULES OF THE

AVIVA ALL EMPLOYEE SHARE OWNERSHIP PLAN

(CONFORMED COPY INCORPORATING AMENDMENTS
TO 4 APRIL 2005, 1 DECEMBER 2009 AND 4 MAY 2011)

Initial Shareholders’ Approval	24 April 2001

Renewed Shareholders’ Approval:	4 May 2011

Directors’ Adoption of Amended Plan	2 March 2011

HMRC Approval:	8 November 2001

HMRC Ref:	A1464/SY

Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref 01/140/R Berglund

Table of Contents

Contents		Page

1	Meaning of words used	376

2	Operation of the Plan	378

3	Joining the Plan	378

4	Free Shares	379

5	Partnership Shares	381

6	Matching Shares	385

7	Dividends	386

8	General rules about Shares	388

9	Leaving Employment	390

10	General rules relating to the Plan	391

11	Data Protection	393

12	Assets of the Plan	394

13	Trustees holding Shares	394

14	Trustees	395

15	Participating Companies	397

16	Changing the rules	397

17	Termination	398

18	Governing law	399

Trust Deed and Rules of the Aviva All Employee Share Ownership Plan

This Trust Deed and Rules of the Aviva All Employee Share Ownership Plan are made as a deed on 31 October 2001 and amended on 20 May 2011 between:

(1)	Aviva plc (the “Company”); and

(2)	Equiniti Share Plan Trustees Limited(the “Trustees Limited”),

to set up the Plan with effect from the date of formal approval of the Plan by HMRC.

By a deed dated 30 June 2011, Equiniti Share Plan Trustees Limited retired as trustee of the Plan and was replaced by Computershare Trustees Limited.

1	Meaning of words used

“Accumulation Period” means the period during which a Participant’s Contributions are held prior to their application by the Trustees in acquiring Partnership Shares and which shall not be longer than the period specified in paragraph 51(1) of Schedule 2 (currently 12 months).

“Award Day” means the date on which Free Shares or Matching Shares are awarded under the Plan.

“Award System” means the system of calculating the number of Free Shares to be awarded from time to time, adopted by the Directors and which satisfies paragraph 9 of Schedule 2 (participation on same terms).

the “Company” means Aviva plc.

“Connected Share Incentive Plan” means a Share Incentive Plan (other than the Plan) established by the Company or a connected company (as defined in paragraph 18 of Schedule 2) of the Company which has been approved under Schedule 2.

“Contributions” means deductions from a Participant’s Salary for the purpose of acquiring Partnership Shares.

“Directors” means the board of directors of the Company or a duly authorised committee.

“Dividend Shares” means Shares which the Trustees acquire by reinvesting Participants’ cash dividends from their Plan Shares, as described in rule 7 (Dividends).

“Employee” means, except for the purposes of rule 10.6 (Terms of employment), an employee of a Participating Company.

“Employment” means employment by the Company or any associated company (within the meaning of paragraph 94 of Schedule 2).

“Free Shares” means Shares awarded to Participants without payment, as described in rule 4 (Free Shares).

“HMRC” means Her Majesty’s Revenue and Customs.

“Holding Period” means the period for holding Free Shares, Matching Shares and Dividend Shares in the Plan.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

the “London Stock Exchange” means the London Stock Exchange plc.

“Market Value” means on any day where Shares are admitted to the Official List and traded on the London Stock Exchange, the mid market closing price derived from the Daily Official List of the London Stock Exchange for the 5 immediately preceding business days and where Shares are not so admitted,

“Market Value” has the meaning given by virtue of Part VIII of the Taxation of Chargeable Gains Act 1992 and as agreed in advance with HMRC Shares and Assets Valuation.

“Matching Shares” means Shares awarded without payment as described in rule 6 (Matching Shares), in proportion to any Partnership Shares allocated to Participants.

“Method 1” means the method described in paragraph 41 of Schedule 2.

“Method 2” means the method described in paragraph 42 of Schedule 2.

“Official List” means the list maintained by the Financial Services Authority for the purpose of Section 74(1) Financial Services and Markets Act 2000.

“Participant” means any Employee who has joined the Plan.

“Participating Company” means an employer participating in the Plan being the Company, any Subsidiary and any other company which (if required) HMRC agrees may participate and which in both cases is so designated by the Directors and which has entered into a deed of adherence with the Company and the Trustees under rule 15.1 (Inclusion in the Plan).

“Partnership Shares” means Shares which the Trustees allocate to Participants in respect of their Contributions.

“Performance Measures” means targets set by the Directors from time to time, which meet the requirements of paragraph 39 of Schedule 2 and govern the availability, number or value of Free Shares to be awarded.

“Plan” means the Aviva All Employee Share Ownership Plan, as changed from time to time.

“Plan Shares” means the Shares awarded or allocated to Participants under the Plan, including Dividend Shares.

“Reconstruction or Takeover” means a transaction affecting any Shares as described in paragraph 86 of Schedule 2.

“Salary” has the meaning in paragraph 43(4) of Schedule 2.

“Schedule 2” means Schedule 2 to ITEPA.

“Share” means a share in the capital of the Company, which meets the requirements of Part 4 of Schedule 2. This includes any security which forms part of any new holding referred to in paragraph 86 of Schedule.

“Subsidiary” means a company which is under the control of the Company (within the meaning of section 995 of the Income Tax Act 2007).

“Taxes Act” means within the meaning of Section 995 of the Income Tax Act 2007 (as extended by paragraph 91 of Schedule 2).

“Trustees” means the trustee or trustees for the time being of the Plan.

2.	Operation of the Plan

2.1	Purpose of the Plan

The purpose of the Plan is to help and encourage the holding of Shares by Participants or for their benefit.

The Trustees may achieve the purpose of the Plan by applying the capital and income of the Plan assets to or for the benefit of Participants as described in the Plan rules.

Every Employee who is invited to participate in the Plan must be invited on the same terms, and those who do participate must actually do so on the same terms, complying with paragraph 9 of Schedule 2.

2.2	Time of operation

The Directors can only operate the Plan at any time after its approval by HMRC.

If the Directors or the Trustees cannot award Free Shares due to restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code, the Directors or the Trustees may award Free Shares within 42 days after the lifting of such restrictions.

3.	Joining the Plan

3.1	Invitations and applications to join

Subject to rules 3.2 (Prohibited invitations), whenever the Directors decide to operate the Plan, they must invite all Employees who:

3.1.1	are UK resident taxpayers (within the meaning of paragraph 8(2) of Schedule 2); and

3.1.2	have been employees of a qualifying company (within the meaning of paragraph 17 of Schedule 2) throughout any qualifying period of service set under rule 3.4 (Qualifying period of service).

They may also invite other Employees, provided that, if there is a qualifying period of service, the Employees satisfy rule 3.1.2.

3.2	Prohibited invitations

However, the Directors must not invite:

3.2.1
any Employee, in any tax year, who is to participate at the same time in another Share Incentive Plan approved under Schedule 2 which has been established by the Company or a connected company (within the meaning of paragraph 18(3) of Schedule 2) would have so participated but for the failure to meet a performance target; or

3.2.2	anyone who is excluded from participating under paragraph 19 of Schedule 2 (no material interest requirement).

The Trustees must maintain records of Employees who have participated in the Plan or any Connected Share Incentive Plan.

3.3	Form of invitation and application

The invitation and application to join the Plan must be made in the form determined by the Directors, and approved by HMRC (if necessary). This may include invitations and applications by writing or by e-mail, internet (or other electronic means) or interactive voice response.

The invitation and the application will, if applicable, specify whether, for that operation of the Plan, Free Shares and/or Partnership Shares and Matching Shares (and, where relevant, Dividend Shares) may be acquired. If Partnership Shares are offered, the application form will specify whether there is an Accumulation Period (or periods) and comply with rule 5 (Partnership Shares).

3.4	Qualifying period of service

The Directors may set a qualifying period of service from time to time. If the Directors set such a period for any operation of the Plan, it must apply in relation to, and be the same for, all Employees.

If Free Shares are offered, this period can be up to 18 months, ending with the Award Day of those Free Shares.

If Partnership Shares are offered and there is no Accumulation Period, the qualifying period can be up to 18 months, ending with the start of Contributions. If there is an Accumulation Period, the qualifying period can be up to 6 months, ending with the start of the relevant Accumulation Period.

3.5	Submission of applications

Employees invited to participate in the Plan, and who wish to do so, must submit the completed application by the date specified, if any. In doing so they agree to the terms and conditions of participation set out in the application. Anyone who has not submitted a completed application form as required will not participate in the Plan.

4.	Free Shares

4.1	Limit

4.1.1
If the Plan is operated to provide Free Shares, Free Shares awarded to each Employee participating in the Plan must not have an initial market value of more than £3,000 in any tax year, or any greater amount specified for the purposes of paragraph 35(1) of Schedule 2.

4.1.2
Initial market value means the Market Value of the Free Shares on the Award Day, and the market value of Shares subject to restrictions or risk of forfeiture shall be determined as if there were no restriction or risk.

4.2	Terms relating to Free Shares

The Directors will set the following:

4.2.1	the Allocation System for that operation of the Plan including any Performance Measures which apply, using either Method 1 or Method 2;

4.2.2
the Holding Period, which must be at least three years but not more than five years beginning with the Award Day, must be the same for all Free Shares being awarded and cannot be increased once that award has been made; and

4.2.3	any forfeiture provisions under rule 4.4 (Forfeiture of Free Shares).

During this Holding Period, rule 8.4 (Restrictions on disposals of Shares) applies in relation to the Free Shares.

4.3	Notifying Participants

As soon as practicable, the Directors will write and tell each Participant of the Holding Period applying to the Free Shares.

If Performance Measures apply to the availability, number or value of Free Shares, the Directors will, as soon as reasonably practicable, write and tell:

4.3.1	each Participant about the Performance Measures which will be used to calculate the number of Free Shares awarded to him; and

4.3.2
all Employees in general terms of the Performance Measures to be used to calculate the number of Free Shares awarded to each Participant, but the Directors may exclude from such notice any information if they reasonably consider that to disclose it would prejudice commercial confidentiality.

4.4	Forfeiture of Free Shares

The Directors may decide that an award of Free Shares will be made on the basis that if Participants leave Employment for a specified reason (other than for a reason set out in paragraph 32(2) of Schedule 2) within a specified period (not exceeding three years from the Award Day) they will cease to beneficially entitled to those Free Shares.

4.5	Payments by Participating Companies and acquiring Shares

The Directors will notify each Participating Company of the amount it is required to contribute in respect of an award of Free Shares. Each Participating Company will pay this amount to the Trustees and the Trustees will use the funds to purchase or subscribe for Shares, as agreed with the Directors.

4.6	Awards of Free Shares

The Trustees will award Free Shares to each Participant on the basis set out in the Allocation System and any Performance Measures. If they award Free Shares to a Participant who is not an Employee on the Award Day, this award will not be valid.

4.7	Notification by Trustees

As soon as practicable after the award of Free Shares, the Trustees will write and tell each Participant of the award. The Trustees will include the number and description of the Free Shares, the Holding Period applying to the Free Shares and their Market Value on the Award Day.

4.8	Transfer of legal title

After the end of the Holding Period, the Participant may at any time direct the Trustees to transfer legal title of Free Shares to him or her, or as he or she may direct.

5.	Partnership Shares

5.1	Application for Partnership Shares

If the Plan is operated to provide Partnership Shares, Employees invited must complete the relevant section of the application form. This section will satisfy the requirements of Part 6 of Schedule 2 and will include the notice required under paragraph 48 of Schedule 2 (notice of possible effect of deductions on benefit entitlement).

5.2	Amount of Contributions

5.2.1	The Directors will determine the maximum Contribution which will apply in relation to that operation of the Plan which will not be more than the lower of:

(i)	10% of the Participant’s Salary for that tax year; or
(ii)	£1,500 in any tax year; or
(iii)	a greater percentage or amount specified for the purposes of paragraph 46 of Schedule 2 from time to time.

5.2.2	If Contributions exceed these limits, the excess amount will be repaid to the Participant as soon as practicable (after deducting any income tax and national insurance contributions due).

5.3	Minimum Contribution

The Directors may set from time to time a minimum amount (not more than £10) for Contributions on any occasion. If there is such a minimum amount, it will be set out in the application.

5.4	Limit on Partnership Shares

The Directors may set from time to time a limit on the number of Shares which may be acquired as Partnership Shares. If there is such a limit, it will be set out in the application form to be signed by the Participants.

5.5	Scaling down

If there is a limit on the number of Partnership Shares which may be acquired and the Contributions set out in the application forms exceed that number, the Directors will scale down applications by taking any one or more of the following steps in turn:

5.5.1	reduce the excess of Contributions over any set minimum amount for Contributions proportionately; then

5.5.2	reduce all monthly Contributions to any set minimum amount for Contributions; then

5.5.3	select applications to contribute the minimum amount for Contributions by lot.

The Directors will notify Participants of the scaling down and their application will be deemed changed or withdrawn.

5.6	Holding Contributions

The Participants’ Contributions will be transferred to the Trustees as soon as practicable. The Trustees will hold the Contributions in an account with:

5.6.1	a person falling within Section 991(2)(b) of the Income Tax Act 2007; or

5.6.2	a building society; or

5.6.3	a firm falling within Section 991(2)(c) of the Income Tax Act 2007.

The account may, but need not, pay interest on the Contributions held. If it does, the Trustees must account to each Participant for the interest earned on his Contributions.

5.7	Repayment of Contributions

The Trustees must pay to a Participant any Contributions it holds (after deducting any income tax and national insurance contributions due) together with any interest if, before acquiring Partnership Shares on behalf of the Participant:

5.7.1	they receive a termination notice under rule 17.1 (Termination notice); or

5.7.2	HMRC notifies the Company that it has withdrawn the approval of the Plan under Schedule 2; or

5.7.3	the Participant ceases to be in Employment during an Accumulation Period.

5.8	Excess Contributions

If the Participant agrees when completing the application, the Trustees may carry forward and add to the amount of the next Contribution any Contributions not used to acquire Partnership Shares. If there is no such agreement, the Trustees must pay the excess to the Participant, after deducting any income tax and national insurance contributions due, as soon as practicable.

5.9	Accumulation Periods

The Directors may determine in relation to any operation of the Plan whether there will be an Accumulation Period.

The start and end of any Accumulation Period must be set out in the application. The Accumulation Period must start on or before the date of the first deduction of Contributions. It must not exceed 12 months. The same Accumulation Period or periods must apply to all Participants for each operation of the Plan.

If, during the Accumulation Period, a transaction occurs in relation to the Shares which results in a new holding of shares being equated with the Shares for the purposes of capital gains tax purposes (“new shares”), then the Contributions held may be used at the end of the Accumulation Period to acquire new shares. By signing the application form Participants agree to the acquisition of new shares.

5.10	Stopping and re-starting Contributions

A Participant may give written notice (which may be in electronic form) to the Company to stop making Contributions. He may also give notice to the Company at any time that he wishes Contributions to re-start, but he may not make up any missed Contributions. If the Plan is operated with an Accumulation Period, the Directors may determine whether Participants can re-start their Contributions more than once in an Accumulation Period. If such a determination is made, it will be set out in the application form and will apply equally to all Participants.

The Company will arrange for Contributions to stop within 30 days of receiving the notice, unless the notice specifies a later date. The Company will arrange for Contributions to re-start by the next due date for Contributions which is more than 30 days after receipt of the notice to re-start, unless the notice specifies a later date.

5.11	Varying Contributions

A Participant may vary his Contributions with the agreement of the Company.

5.12	Withdrawal from agreement to make Contributions

A Participant may at any time withdraw from the agreement to make Contributions made at the time of joining the Plan in relation to Partnership Shares and ask for the return of any Contributions which have not been used to acquire Partnership Shares by giving notice to the Company. The Participant will be treated as having stopped Contributions 30 days after the receipt of the notice, unless a later date is specified in the notice. The Trustees must pay to the Participant any Contributions they hold as soon as practicable (after deducting any income tax and national insurance contributions due) together with any interest, if payable. Any Partnership Shares already allocated will not cease to be subject to the Plan as a result of such a withdrawal.

5.13	Allocating shares – Accumulation Period

5.13.1	If there is an Accumulation Period, the Trustees must allocate Partnership Shares to each Participant within 30 days after the end of that Period.

5.13.2	The number of Shares allocated to each Participant will be calculated using the lower of the Market Value of the Shares at the beginning of the Accumulation Period and:

(i)
if all the Partnership Shares to be allocated to Employees on that occasion are purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation and provided the Shares are quoted on the Daily Official List of the London Stock Exchange, the average price actually paid by the Trustees for the Shares; or

(ii)	the Market Value at the date of allocation.

5.13.3	All Partnership Shares must be allocated on the same date.

5.14	Allocating shares – no Accumulation Period

5.14.1
If there is no Accumulation Period, the Trustees must allocate Partnership Shares to the Participants by a date set by the Trustees. This date must be no later than 30 days after the last day on which the relevant deduction of Contributions takes place.

5.14.2
If all the Partnership Shares to be allocated to Employees on that occasion are purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation and provided the Shares are quoted on the Daily Official List of the London Stock Exchange, the number of Shares allocated to each Participant will be calculated using the average price actually paid by the Trustees for the Shares.

5.14.3
If all the Partnership Shares to be allocated to Employees on that occasion are not purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation the number of Shares allocated to each Participant will be calculated using the Market Value on the date of allocation.

5.14.4	All Partnership Shares must be allocated on the same date.

5.15	Allocation eligibility requirement

The Trustees will not allocate Partnership Shares to an individual who is not an Employee at the following times:

5.15.1	where there is no Accumulation Period, at the time the related Contributions are deducted; and

5.15.2	where there is an Accumulation Period, at the time of the first deduction of the related Contributions.

rule 9.1 (Leaving Employment) applies if an Employee leaves Employment during the acquisition period for an award of Partnership Shares.

5.16	Notification by Trustees

As soon as practicable after the Trustees have allocated Partnership Shares to a Participant, the Trustees will notify that Participant. The Trustees will set out the number and description of the Partnership Shares, the amount of Contributions used to acquire the Shares and the basis on which the number of Shares was calculated including the Market Value of the Shares on the date the Shares were acquired on their behalf.

5.17	Access to Partnership Shares

A Participant may at any time take out of the Plan any Partnership Shares allocated to him. This is subject to any income tax and national insurance due and rule 6.4 (Forfeiture of Matching Shares).

A Participant may, at any time, direct the Trustees to transfer legal title of Partnership Shares to him or, subject to the agreement of the Trustees, any other person. He may also assign or charge his beneficial interest in the Partnership Shares.

6.	Matching Shares

6.1	Ratio of Matching Shares to Partnership Shares

If the Plan is operated to provide Matching Shares, a Participant who is allocated Partnership Shares is entitled to an award of Matching Shares. The Directors will set the ratio of Matching Shares to Partnership Shares from time to time and the ratio which applies will be set out in the application form. The same ratio must apply to all those who participate in the related allocation of Partnership Shares.

The ratio cannot exceed the ratio specified in paragraph 60 of Schedule 2, which is currently two Matching Shares to one Partnership Share.

The ratio may change in the circumstances set out in the application. The Directors will tell Participants if the ratio changes, before the allocation of the related Partnership Shares.

6.2	Rights and restrictions

Matching Shares must be shares of the same class and carry the same rights as the Partnership Shares to which they relate.

The Holding Period and rules 4.2.2, 8.4 (Restrictions on disposals of Shares) and 9.1 (Leaving Employment) apply to the award of Matching Shares.

6.3	Payments by Participating Companies and acquiring Shares

The Directors will notify each Participating Company of the amount it is required to contribute in relation to Matching Shares. Each Participating Company will pay this amount to the Trustees and the Trustees will immediately use the funds to purchase or subscribe for Shares, as agreed with the Directors.

6.4	Forfeiture of Matching Shares

The Directors may decide that an award of Matching Shares will be made on the basis that if a Participant leaves Employment for a specified reason (other than for a reason specified in paragraph 32(2) of Schedule 2) within a specified period (not exceeding three years from the Award Day) he will lose any right to receive Matching Shares.

The Directors may also decide that an award of Matching Shares will be made on the basis that a Participant who takes out of the Plan the Partnership Shares in respect of which the Matching Shares were awarded (other than for a reason specified in paragraph 32(2) of Schedule 2) within a specified period (not exceeding three years from the Award Day) will not be entitled to any Matching Shares in respect of those Partnership Shares.

6.5	Awards of Matching Shares

The Trustees will award Matching Shares to each Participant on the basis set out in the application. Awards of Matching Shares will be made to all Participants on exactly the same basis.

The Trustees will award Matching Shares on the same day as they allocate the related Partnership Shares to Participants.

However, the Directors may decide to operate the Plan on the basis that if any Partnership Shares allocated are not sufficient to result in the award of a Matching Share on the same day, the match will be made when sufficient Partnership Shares have been allocated.

6.6	Notification by Trustees

The notification requirements set out in rule 4.7 (Notification by Trustees) will apply to Matching Shares and the Trustee will set out the Market Value of the Matching Shares on the date of allocation and the price per Share used to calculate the number of Partnership Shares allocated on the same day in accordance with rule 5.13 (Allocating shares – Accumulation Period) or 5.14 (Allocating shares – no Accumulation Period).

6.7	Transfer of legal title

After the end of the Holding Period the Participant may at any time direct the Trustees to transfer legal title of Matching Shares (and any related Dividend Shares) to him, or as he may direct.

7.	Dividends

7.1	Dividend Shares

7.1.1	The Directors may from time to time decide that:

(i) the Trustees must re-invest cash dividends they receive in respect of Plan Shares they hold on behalf of Participants in additional Shares to be held on behalf of Participants; or

(ii) the Trustees must reinvest cash dividends as set out in rule 7.1.1 but only in respect of Plan Shares of Participants who have chosen this by completing the relevant section on the application.

7.1.2
The total amount so reinvested cannot exceed £1,500 in each tax year (or such greater amount specified for the purposes of paragraph 64(1) of Schedule 2). If the Directors have not made such decisions, or to the extent that the cash dividends exceed the limit, the Trustees must pay over cash dividends to the relevant Participant as soon as practicable.

7.1.3
If a Participant reinvests an amount under this rule 7.1 in a tax year and, in the same tax year, has reinvested an amount in dividend shares under any Connected Share Incentive Plan, that amount will count, for the purposes of this rule 7.1.3, as if it were reinvested under this Plan.

7.2	Allocating Dividend Shares

7.2.1
If all the Dividend Shares to be allocated to Employees on any occasion are purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation, and provided the Shares are quoted on the London Stock Exchange, then the number of Dividend Shares allocated to each Participant will be calculated using the average price actually paid by the Trustees for the Shares.

7.2.2
If all the Dividend Shares to be allocated to Employees on any occasion are not purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation, then the number of Dividend Shares allocated to each Participant will be calculated using the Market Value on the date of allocation.

7.2.3	Dividend Shares must be allocated on or before a date set by the Trustees. This date must be no later than 30 days after the date they receive the cash dividend.

All the Dividend Shares must be allocated on the same date. In allocating Shares the Trustees must treat Participants fairly and equally.

7.3	Cash dividends carried forward and paid

The Trustees may retain, carry forward and add to the amount of the next cash dividend to be reinvested the amount of any cash dividend which is not sufficient for the allocation of one or more Dividend Shares. But the Trustees must keep these amounts separately identifiable and amounts derived from an earlier cash dividend are treated as reinvested before an amount derived from a later cash dividend.

The Trustees must pay to the Participant, as soon as practicable, any cash amounts referred to above:

7.3.1	which are not reinvested in Dividend Shares within 3 years of payment of the dividend; or

7.3.2	if the Participant ceases to be in Employment; or

7.3.3	if the Trustees receive a termination notice under rule 17.1 (Termination notice).

When making the payment, the Trustees will supply to the Participant the information specified in paragraph 80(4) of Schedule 2.

7.4	Notification

As soon as practicable after the Trustees have allocated any Dividend Shares to a Participant, the Trustees will notify the Participant. The Trustees will set out the number and description of those Dividend Shares, the price per Share which was used to calculate the number of Dividend Shares allocated in accordance with rule 7.2.1 or 7.2.2 the Holding Period and any cash dividends carried forward as described in rule 7.3 (Cash dividends carried forward and paid). The tax treatment of cash dividends and Dividend Shares will be as described in paragraph 80 of Schedule 2.

7.5	Rights and restrictions

Dividend Shares must be shares of the same class and carry the same rights as the Shares in respect of which the dividend is paid. They must not be subject to any forfeiture.

Rule 4.2.2 applies to Dividend Shares but the Holding Period must be 3 years starting on the date the Trustees allocated the Dividend Shares as described in rule 7.2 (Allocating Dividend Shares) rule 8.4 (Restrictions on disposals of Shares) and 8.7 (Offers) also apply.

7.6	Transfer of legal title

After the end of the Holding Period, the Participant may at any time direct the Trustees to transfer legal title of Dividend Shares to him or as he may direct.

7.7	Other dividends

Cash dividends payable in respect of Plan Shares and not reinvested in Dividend Shares (because they exceed the limit set out in rule 7.1 (Dividend Shares) or for any other reason) will belong to the relevant Participant. The Trustees will pay those dividends to the Participant as soon as practicable after receipt.

The Trustees are not required to pay a Participant any interest earned on any dividend to which the Participant is entitled.

The Trustees must hold unclaimed dividends for at least 12 years from the date of declaration of the dividend. If any dividends are unclaimed after this period, the Trustees may keep them and use them for the purposes of the Plan.

Where any dividends received are foreign cash dividends within the meaning of paragraph 75(6) of Schedule 2 the Trustees will notify the Participant of the amount of any foreign tax deducted from the dividend before it was paid.

7.8	Scrip dividends

The Trustees may receive, following a direction from the Participant, Shares credited as fully paid in whole or in part instead of a cash dividend (a scrip dividend). These Shares will not form part of the Participant’s Plan Shares. The Trustees will take all reasonable steps to transfer such Shares to the Participant.

8.	General rules about Shares

8.1	Listing

If and so long as Shares are admitted to listing on the Official List and to dealing on the London Stock Exchange, the Company will, where relevant, apply for listing of any Shares subscribed under the Plan as soon as practicable after their allotment.

8.2	Rights

Shares issued on subscription will rank equally in all respects with the Shares then in issue. However, the Directors may determine that they will not rank equally in all respects for any dividends or other distributions payable or made in respect of a period beginning before their date of issue.

Where Shares are transferred Participants will have the benefit of all rights attaching to the Shares by reference to a record date on or after the date on which they are allocated or awarded.

The Trustees may award Shares where a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Award Day and a proportion of which do not. If this happens, the Trustees will award the Shares to each Participant as far as practicable in those same proportions.

8.3	Acquisition of Shares

The Company may from time to time ask the Trustees to acquire any number of Shares specified by it for award or allocation to Participants on a later operation of the Plan. If the Trustees agree to acquire Shares, the Company will ensure that the Trustees have sufficient funds to do so. The Trustees may also acquire Shares at any other time, if they have sufficient funds to do so. These Shares must satisfy the conditions specified in Part 4 of Schedule 2. Before any such Shares are awarded or allocated under the Plan, they will be held on general trust for the purposes of the Plan.

Where there is a qualifying transfer of Shares to the Trustees those Shares must not be used as Partnership Shares and must be included in any award of Free Shares or Matching Shares made after the date of the transfer in priority to other Shares available for a particular award.

For the purposes of this rule 8.3 there is a qualifying transfer of Shares to the Trustees if Shares (which are within the meaning of Section 69(3AC) of the Finance Act 1989) are transferred to them by the trustees of an employee share ownership trust and the transfer is a qualifying transfer within Section 69(3AA) of the Finance Act 1989 (transfer of shares in, or shares purchased from money in, an employee share ownership trust immediately before 21 March 2000).

8.4	Restrictions on disposals of Shares

The Participant must permit the Trustees to retain his Free Shares, Matching Shares and Dividend Shares throughout the Holding Period and the Trustees must retain them. The Participant cannot assign, charge or otherwise dispose of his beneficial interests in the Free Shares, Matching Shares and Dividend Shares in any way during the Holding Period, and the Trustees shall not dispose of the Free Shares, Matching Shares and Dividend Shares (whether by transfer to the Participant or otherwise) during the Holding Period, unless the Participant has ceased to be in Employment, or if the circumstances set out in paragraphs 36(4) or 77 of Schedule 2 apply.

8.5	Plan limits

The number of Shares which may be allotted under the Plan on any day must not, when added to the aggregate of the number of Shares which have been allotted in the previous 10 years under the Plan and any other employees’ share scheme operated by the Company, exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day.

In this rule 8.5 “allotted” means, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of employees’ share scheme, includes the issue of shares. In determining the limits above no account shall be taken of any Shares where the right to acquire Shares was released or lapsed without being exercised. For the avoidance of doubt, the acquisition of any shares by market purchase by, or for the purpose of, an employee share scheme is not within the meaning of “allotted”.

8.6	Voting

The Trustees may, but will not be obliged to, invite Participants to direct them on the exercise of any voting rights attaching to Plan Shares held by the Trustees on their behalf. In the absence of any directions, the Trustee will not vote. The Trustees will only be entitled to vote on a show of hands if all directions received from Participants who have given directions in respect of a particular resolution are identical. The Trustees will not be under any obligation to call for a poll. In the event of a poll the Trustees will follow the directions of Participants.

The Trustees must not vote in respect of unallocated Shares or any Shares they hold under the Plan which have not been registered in their name.

8.7	Offers

The Participant (or anyone properly authorised) may direct the Trustees on the appropriate action to take in relation to any right relating to a Participant’s Plan Shares to receive other shares, securities or rights of any description, and in relation to a Reconstruction or Takeover. The Trustees will not be obliged to seek any direction and may not take any action without it. If the Trustees are to be involved in any liability they may require an indemnity from the Participant which they consider appropriate.

Where the Trustees exercise rights under a rights issue in respect of a Participant’s Plan Shares, any shares, securities or rights allotted as a result shall be treated as if they were Plan Shares identical to the Shares in respect of which the rights were conferred and as if they were awarded to the Participant under the Plan in the same way and at the same time as those Shares to which they relate. But this only applies if the rights issue is offered in respect of all ordinary shares in the company and is subject to paragraphs 88(3) to 88(5) of Schedule 2.

On a Reconstruction or a Takeover, the Trustees will hold any new shares (as described in paragraphs 86 and 87 of Schedule 2) as Shares subject to the Plan, as if they were the original Shares.

8.8	Fractional entitlements

Where, following any offer described in rule 8.7 (Offers), the Trustees receive rights or securities, they will allocate them among the Participants concerned on a proportionate basis, rounding down if necessary. The Trustees will then add the fractions not allocated and sell the unallocated rights and securities. The Trustees will deduct all expenses of sale and applicable taxation from the proceeds of sale and distribute the net proceeds of sale proportionately among the Participants whose allocation was rounded down. However, if a Participant’s entitlement is under £3 the Trustees may retain that sum and hold it on trust for the purposes of the Plan.

8.9	Capital receipts and other amounts

When the Trustees receive money which is a capital receipt (within the meaning of Section 502 of ITEPA) or the proceeds of any disposal, they will transfer the sum to the Participant after complying with their PAYE obligations. The Trustees may, however, retain any capital receipt under £3 due to any Participant and hold it on trust for the purposes of the Plan

The Trustees must also pay over to each Participant any money or money’s worth relating to any of his Plan Shares, apart from money’s worth consisting of new shares as described in rule 8.7 (Offers). But the Trustees are entitled to retain any amounts needed to discharge their PAYE obligations and cash dividends reinvested or carried forward under rule 7.3 (Cash dividends carried forward and paid).

8.10	Tax liabilities

The Trustees will maintain the necessary records to comply with their PAYE obligations and those of the Participating Companies so far as they relate to the Plan.

The Trustees will pay to the relevant employing companies sufficient sums to enable the employing companies to discharge any obligations to make PAYE deductions for income tax or national insurance contributions which arise in the circumstances in Section 510(1) of ITEPA.

The Trustees may withhold any amount and make any such arrangements which they consider necessary, including the sale of any of a Participant’s Shares, in order to discharge those obligations.

When a Participant becomes liable to tax under ITEPA or Chapter 3 or 4 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 in relation to his Plan Shares, the Trustees must give the Participant any information relevant to determining that liability.

9.	Leaving Employment

9.1	Leaving Employment

9.1.1	Subject to rules 4.4 (Forfeiture of Free Shares) and 6.4 (Forfeiture of Matching Shares), if a Participant leaves Employment, his Plan Shares will cease to be subject to the Plan.

9.1.2
Subject to rules 4.4 (Forfeiture of Free Shares) and 6.4 (Forfeiture of Matching Shares), unless the Directors decide otherwise, the Plan will operate on the basis that if a Participant leaves Employment for any reason, the Trustees will transfer the Participant’s Plan Shares to the Participant or as he may direct (or, if the Participant has died, to the personal representatives) as soon as reasonably practicable.

9.1.3	If a Participant leaves Employment during the acquisition period relating to an allocation of Partnership Shares, he shall:

(i)	for the purpose of awards of Partnership Shares and Matching Shares be treated as ceasing to be in Employment immediately after the allocation of Partnership Shares; and
(ii)	for the purpose of determining when his Plan Shares cease to be subject to the Plan, be treated as ceasing to be in Employment immediately after the allocation of Partnership Shares.

9.1.4	For the purposes of this rule 9.1 “acquisition period” has the meaning given to it in paragraph 97(3) of Schedule 2.

9.2	Tax free withdrawal of Plan Shares

In accordance with paragraph 498 of ITEPA, a Participant is not liable to income tax or national insurance contributions on his Shares ceasing to be subject to the Plan on leaving Employment for any of the following reasons:

9.2.1	because of injury or disability;

9.2.2	on being dismissed by reason of redundancy;

9.2.3	by reason of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 (S.I.2006/246) applies;

9.2.4
if the relevant employment is employment by an associated company (see paragraph 95(2) of Schedule 2), by reason of a change of control or other circumstance ending that company’s status as an associated company;

9.2.5	by reason of the Participant’s retirement on or after reaching the specified retirement age of 60; or

9.2.6	on the Participant’s death.

10.	General rules relating to the Plan

10.1	Stamp duty

The Trustees will pay stamp duty and other expenses involved in a transfer of Shares to a Participant. But if the Shares are transferred to someone other than the Participant, either the person receiving the Shares or the Participant must pay the stamp duty and other expenses.

10.2	Notices

Any notice or other document which has to be given in connection with the Plan may be delivered to a Participant or sent by post to him at his home address using the records of that Participant’s employing company, or such other address as the Company or the Trustees consider appropriate or sent by e-mail (or other electronic means) to any address which according to the records of his employing company is used by him (or such other e-mail (or electronic) address as he may from time to time specify). Any notice or other document which has to be given to the Company or the Trustees in connection with the Plan may be delivered or sent by post to them at their registered offices (or such other place as the Directors or the Trustees may from time to time notify the Participants) or if the Directors allow and subject to such conditions as they may specify, sent by e-mail (or other electronic means) to the e-mail (or electronic) address for the time being notified by the Company. Notices sent by post will be deemed to have been given on the second day following the date of posting. Notices sent by e-mail (or other electronic means), in the absence of evidence to the contrary, will be deemed to have been received on the first day after sending.

10.3	Documents sent to shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares. Such documents and notices may be provided electronically.

10.4	Directors’ and Trustees’ decisions

The decision of the Directors (or of the Trustees if the Directors so decide) in any dispute or question affecting any Employee or Participant will be final and binding on the parties concerned.

10.5	Regulations

The Directors and the Trustees will have the power from time to time to make or vary regulations for the administration and operation of the Plan, but these must be consistent with this Deed.

10.6	Terms of employment

10.6.1	For the purposes of this rule 10.6, “Employee” means any Participant, any Employee (within the meaning of rule 1 (Meaning of words used)) or any other person.

10.6.2	This rule 10.6 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

10.6.3
Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

10.6.4
No employee has a right to participate in the Plan. Participation in the Plan or the award or allocation of Plan Shares on a particular basis in any year does not create any right to or expectation of participation in the Plan or the award or allocation of Plan Shares on the same basis, or at all, in any future year.

10.6.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

10.6.6
The Employee will have no claim or right of action in respect of any decision, omission or discretion not relating to his Plan Shares, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

10.6.7	The Employee will have no claim or right of action in respect of any decision, omission or discretion relating to his Plan Shares which may operate to the disadvantage of the Employee.

10.6.8	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment); or
(ii)	any exercise of a discretion or a decision taken in relation to a Participant or to the Plan, or any failure to exercise a discretion or take a decision; or

10.6.8.1	the operation, suspension, termination or amendment of the Plan.

10.6.9
Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including this rule 10.6. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive any Free or Matching Shares awarded to him or any Partnership Shares or Dividend Shares allocated to him subject to and in accordance with the express terms of the rules, in consideration for, and as a condition of, his participation in the Plan.

10.6.10
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.6.11
Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

10.7	Beneficiary who is incapable

If the Trustees consider that a person cannot look after his or her affairs (because of illness, mental disorder, age or other reason) they may use any amounts or Shares due to that person for his or her benefit, or may pay or transfer them to some other person to do so. The receipt of the person to whom the Trustees make payments or transfer Shares will discharge the Trustees from any obligation in respect of the amounts or Shares concerned.

10.8	Setting up costs

The Company will pay the costs and expenses of the preparation and execution of these Plan rules.

10.9	Errors and omissions

If as a result of an error or omission Free Shares, Partnership Shares, Matching Shares or Dividend Shares are not awarded to a Participant in accordance with the Plan rules, the Trustees may, but without any obligation to do so, do all such acts or things as may be agreed with HMRC to rectify the error or omission.

10.10	Participation in more than one Connected Share Incentive Plan

When calculating the limits on individual participation in the Plan, awards which have been made to an Employee in the same tax year under a Connected Share Incentive Plan shall be included.

Awards means (depending on the limit being considered) awards of free shares or the acquisition by an employee of partnership shares or dividend shares under a Connected Share Incentive Plan.

The Trustees will maintain all records necessary to enable this rule to be complied with.

11.	Data Protection

11.1
By participating in the Plan the Participant consents to the holding and processing of personal data provided by him to the Company, any Participating Company, the Trustees or third party service provider for all purposes relating to the operation of the Plan. These include, but are not limited to:

11.1.1	administering and maintaining records;

11.1.2	providing information to the Company, any Participating Company, the Trustees, registrars, brokers or third party administrators of the Plan;

11.1.3	providing information to future purchasers of the Company or the business in which the Participant works; and

11.1.4
transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

12.	Assets of the Plan

12.1	Assets held on trust

The Trustees will hold all the payments they receive and the assets representing them from time to time and all income on trust for the purposes of the Plan. The Trustees may also accept gifts of cash and Shares which will be held on trust for the purposes of the Plan.

12.2	Use of assets

The Trustees may invest any moneys from time to time held by them and not immediately required for the purpose of the Plan in such manner as they may choose. The Trustees are not under a duty to invest trust property.

The Trustees may receive Shares from a share ownership trust complying with the requirements of Schedule 5 of the Finance Act 1989. They may only use those Shares for the awards of Free Shares or Matching Shares, and must use them before using other Shares.

The Trustees may borrow in order to acquire Shares for the purposes of the Plan or, but only after getting the written consent of the Company, for any other purpose.

12.3	Plan expenses

The Trustees will pay the expenses of the Plan (including their own expenses incurred in attending to Plan business) from Plan assets, if the assets are sufficient and the Company decides in writing. If there is no such direction the expenses of the Plan will be met by the Participating Companies in proportion to the amounts paid by them under the Plan or (if the Trustees decide) in proportion to the number of Shares awarded to their Participants under the Plan in the related year, or in proportion to both.

12.4	Trustees’ duties relating to Shares

During the Holding Period, the Trustees may only sell or transfer any Free Shares, Matching Shares or Dividend Shares in the following circumstances:

12.4.1	if a Participant instructs this as described in rule 8.7 (Offers); or

12.4.2	to obtain sufficient funds to secure rights arising under a rights issue affecting Plan Shares; or

12.4.3	to discharge PAYE obligations under rule 8.10 (Tax liabilities); or

12.4.4	if they receive a termination notice as described in rule 17.1 (Termination notice).

13.	Trustees holding Shares

Where a Participant loses any right to receive Shares under the Plan, the Trustees will hold those Shares on general trust for the purposes of the Plan.

14.	Trustees

14.1	Appointment and removal

The Company may appoint new or additional trustees or a body corporate as a sole trustee. The Company may also remove trustees.

These powers will be exercised by deed. These powers may be exercised without giving a reason.

There must be at least two trustees, except when there is a sole corporate trustee.

All the trustees must be resident in the United Kingdom for United Kingdom tax purposes, at all times.

14.2	Retirement

A trustee may retire by giving to the Company three months written notice of his or her wish to retire. The notice will take effect at the expiry of three months after the date of the notice, or on any other date agreed with the Company. The retiring trustee need not give a reason for retiring and will not be responsible for any costs arising from his retirement. The retiring trustee will take the necessary action, as directed by the Company, to give effect to his retirement including delivering all documents which he or she has relating to the Plan. Any continuing trustee is authorised to effect the transfer of Plan assets on behalf of a retiring trustee.

14.3	Exercise of powers

If there is more than one trustee, the Trustees may act by majority vote, and may delegate powers, duties or discretions to any persons and on any terms (including terms which allow the delegate to sub-delegate).

The Trustees may allow any Shares to be registered in the name of an appointed nominee but these Shares must be registered in a designated account.

Trustees who delegate powers or use a nominee, are not divested of any responsibility under the rules or under Schedule 2.

The Trustees may at any time, and must if the Company so directs, revoke any delegation made under this rule 14.3, or require any Plan assets held by another person to be returned to the Trustees, or both.

14.4	Trustees’ charges

A trustee who carries on a profession or business may charge for services provided on a basis agreed with the Company, as also may a company or firm in which a trustee is interested (this will include the cost of any person to whom the trustee has delegated its powers under rule 14.3). These charges will also be paid from the Plan assets, if available, unless the Directors decide otherwise.

14.5	Limit of liability

A trustee will not be liable for any breach of trust except wilful wrongdoing (but a paid trustee will also be liable for negligence).

14.6	Indemnity

The Company will indemnify each of the trustees (except a paid trustee) against any expenses and liabilities which are incurred through acting as a trustee of the Plan but which cannot, for any reason, be met from the Plan’s assets. But this does not apply to expenses and liabilities which are incurred through wilful wrongdoing (or negligence in the case of a paid trustee) or covered by insurance under rule 14.7 (Insurance). The indemnity in this rule 14.6 is in addition to and without prejudice to the right which the Trustees have under general law and the Trustee Act 2000 to be indemnified out of the Plan’s assets.

14.7	Insurance

The Trustees may insure the Plan against any loss caused by it or any of its employees, officers, agents or delegates. They may also insure themselves and any of these persons against liability for breach of trust not involving wilful wrongdoing. Except in the case of a paid trustee the premiums may be paid from the Plan assets.

If the Trustees are insured, they will waive the protection of rule 14.5 (Limit of liability).

14.8	Personal interest

The Trustees and any director, officer or employee of a corporation acting as trustee may be interested in any securities of a Participating Company or any company in which a Participating Company may be interested. Such person may enter into a contract with any such companies, and will not be liable to account for any profits obtained.

15.	Participating Companies

15.1	Inclusion in the Plan

An employer wishing to participate in the Plan must enter into a deed with the Company and the Trustees, agreeing to comply with the Plan rules.

15.2	Ceasing to participate

Any Participating Company will cease to participate in the Plan:

15.2.1	when it ceases to be a Subsidiary; or

15.2.2
if and during any times when the Directors decide that the Plan will not apply to it. (But in making this decision the Directors must ensure that the conditions in paragraph 10 of Schedule 2 are still satisfied. These conditions are that the Plan must not have any features which may discourage certain employees from participating, and that the Plan cannot benefit mainly directors or higher paid employees.)

16.	Changing the rules

16.1	Before HMRC approval

Before HMRC approves the Plan under Schedule 2 the Directors can change the rules as necessary in order to obtain approval.

16.2	After HMRC approval

After the Plan is approved by HMRC, the Directors and the Trustees may, together by deed at any time change the Plan rules. But if a key feature of the Plan is to be changed at a time when the Plan is approved by HMRC under Schedule 2, and the approved status of the Plan is to be maintained, the change will not have effect until it has been approved by HMRC.

A “key feature” is any provision needed to comply with the requirements of Schedule 2.

The power to change the rules in this rule 16.2 is also subject to the restrictions in rule 16.3 (Shareholders’ approval).

The Directors must not make any changes to the Plan which would breach the rule against perpetuities (see rule 17.4 (Perpetuity period)).

16.3	Shareholders’ approval

16.3.1	The Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Participants which relates to the following:

(i)	the persons to or for whom Shares may be issued under the Plan; or
(ii)	the limitations on the number of Shares which may be issued under the Plan; or
(iii)	the maximum entitlement for each Participant under the Plan; or
(iv)	the basis for determining each Participant’s entitlement to Shares; or
(v)	any rights attaching to the Shares; or

(vi)
the basis of determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(vii)	the terms of this rule 16.3.1.

Some relaxations of the requirements in this rule 16.3.1 are set out in rule 16.3.2.

16.3.2	The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan; or
(ii)	which are necessary or desirable in order to obtain or maintain HMRC approval of the Plan under Schedule 2 or any other enactment; or
(iii)	to comply with or take account of the provisions of any proposed or existing legislation; or
(iv)	to take account of any changes to legislation; or
(v)	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Participating Company, or any present or future Participant.

17.	Termination

17.1	Termination notice

The Company in general meeting or the Directors may at any time resolve to terminate the Plan. If they so resolve, they must issue a termination notice and give it without delay to:

17.1.1	HMRC;

17.1.2	the Trustees; and

17.1.3	all individuals who have Plan Shares and all Employees who have returned valid application forms but have not been awarded or allocated any Shares.

17.2	Effect of termination notice

Once the Trustees receive the termination notice, they must not award or acquire any more Shares on behalf of Participants.

The Trustees must remove each Participant’s Plan Shares from the Plan by either transferring them or the proceeds of their sale to the Participant or as he or she may direct. (If the Participant has died, his or her personal representatives may give these instructions.) This should be done as soon as practicable once three months have passed from the date the termination notice was given under rule 17 (Termination). But the Trustees must delay the removal of Plan Shares until this can be done without any liabilities to income tax under Sections 501 to 507 of ITEPA. The Trustees may also remove Plan Shares at an earlier time if the Participant agrees after receiving the termination notice.

The Trustees must also pay to Participants, as soon as they receive the termination notice, any cash dividends they are holding (rule 7.3 (Cash dividends carried forward and paid) or any Contributions they are holding (rule 5.7 (Repayment of Contributions)).

17.3	Surplus assets

Any surplus assets left after the Trustees have decided when Plan Shares will be removed under rule 17.2 (Effect of termination notice) will be paid to Participating Companies, so far as practicable, in proportion to the total amounts paid by each of them to the Plan, but the Trustees may decide on payments in different proportions.

17.4	Perpetuity period

The perpetuity period relating to the Plan is 80 years. The Trustees may not award Shares more than 76 years after the date of these Plan rules.

The end of the “perpetuity period” is the time by which Participants or other persons must have an interest in Shares, without risk of loss of any rights.

18.	Governing law

English law governs the Plan and its administration.

Executed as a deed on the date shown at the top of this document.

THE COMMON SEAL of Aviva plc was hereunto affixed in the presence of:
Authorised signatory

THE COMMON SEAL of Equiniti Share Plan Trustees Limited was hereunto affixed in the presence of:

Director

Authorised Signatory